UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Apollo Investment Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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9 West 57th Street
New York, New York 10019
July 26, 2018

Dear Fellow Stockholder:

We are writing to remind you that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Apollo Investment Corporation (the “Company”) will be held in person and electronically via live webcast simultaneously on August 8, 2018 at 9:30 a.m., Eastern Daylight Time, at the New York offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036. The live webcast, which will also offer an audio stream, will be accessible over the Internet at www.virtualshareholdermeeting.com/AINV2018.

Our records indicate that as of June 14, 2018, the “Record Date” for the Annual Meeting, you held shares of the Company and, therefore, you are entitled to vote on the matters described in the Company’s Definitive Proxy Statement for the Annual Meeting (the “Proxy Statement”) and as set forth on the proxy card attached thereto, which were mailed to you on or about June 26, 2018. Our records indicate that we have not yet received your vote.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares.

In particular, the Company’s Board of Directors recommends that you vote your shares in favor of the proposals described in the Proxy Statement and as set forth on the proxy card. Voting promptly may help reduce solicitation costs and will eliminate your receiving follow-up phone calls and/or mailings.

As the date of the Annual Meeting approaches, if we have not received your proxy, you may receive a phone call from a representative of Georgeson LLC (“Georgeson”), the Company’s proxy solicitor, reminding you to exercise your right to vote. Should you have any questions with regards to voting your shares, please call our proxy solicitor, Georgeson, at 1-800-790-6795.

Thank you in advance for your participation and your consideration in this extremely important matter.

Sincerely yours,

John J. Hannan
Chairman of the Board of Directors